UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

February 25, 2015

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐⁯  Written communications pursuant to Rule 425 under the Securities Act
☐⁯  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐⁯  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐⁯  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, the Board of Directors of the Company appointed Peter K. Jensen as a member of the Board of Directors, to be effective immediately.  The Company has also issued 1,000,000 shares of common stock of the Company and a three-year option for 1,000,000 shares of common stock exercisable at $0.05US per share to Mr. Jensen in connection with his appointment to the Board and for services to the Company. Mr. Jensen’s biography is set forth below.

Peter Jensen, LL.B., BCL, B.Sc., age 63, was appointed as a member of the Board of Directors of the Company on February 25, 2015.  Beginning in 1981, Mr. Jensen commenced the practice of law in the corporate and securities fields in British Columbia, has a wide range of legal counseling experience internationally and has an active legal practice with Beadle Raven LLP in Vancouver.  Since 2010, Mr. Jensen has served as Chairman of RepliCel Life Sciences, a public cell replication company (OTCQB: REPCF) which recently struck an agreement with Shiseido of Japan to license Shiseido with RepliCel’s leading edge cell replication technology.  Since 2012 he has also served as a director of Deer Horn Capital Inc., a public Canadian mining company (CSE: DHC).  Mr. Jensen has also served as Chairman beginning in 2011 of Solar Flow-Through Limited Partnerships I, II, III and IV which are installing solar power arrays in Ontario under the Ontario FIT program.  Since 2014 Mr. Jensen has served as a director of a British Columbia public agricultural land banking company, New Age Farms (CSE: NF), and as a director of a California public company, bBooth, Inc. (OTCQB: BBTH), offering music booth recording facilities to the public.  Mr. Jensen has an understanding of the particular nature of the challenges facing corporate management through his director positions with a number of private and publicly traded companies.  Mr. Jensen acquired his Bachelor of Science and Law degrees at McGill University in Montreal, Quebec, (with a dual degree in common and civil law).  His science degree is in the field of biology (marine biology and ecology).  He also conducted diabetes research at the Royal Victoria Hospital (Montreal), was a director of a community medical clinic for three years and ran the McGill legal clinic for two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of February 2015.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO